EXHIBIT 10.48

CONSULTING AGREEMENT
This Consulting Agreement (this "Agreement") is between Strata Skin Sciences, Inc. (the "Company"), a Delaware corporation, and Michael R. Stewart ("Consultant") (each a "Party" and collectively the "Parties"), and is effective October 31, 2016 (the "Effective Date").
W I T N E S S E T H:
The Company and Consultant are parties to a Severance Agreement and General Release executed by Consultant on November 1st, 2016 (the "Release").  The Parties desire to enter into this Agreement to provide for Consultant to provide certain consulting services to the Company as described herein.
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and intending to be legally bound hereby, the Company and Consultant hereby agree as follows:
1.	Term.
(a)
The term of this Agreement shall begin on the Effective Date and terminate upon the earlier of (i) six (6) months following the Effective Date (i.e. April 1, 2017), (ii) immediately upon termination by the Company for Cause, (iii) immediately upon the death of Consultant, or (iv) immediately upon Consultant's disability (the "Term").  Consultant acknowledges that there is no guarantee of continued compensation or work following the conclusion of the Term.

(b)
For purposes of this Agreement, "Cause" is defined as:  (i) Consultant's material violation of the material terms of this Agreement or the Release; (ii) a breach by Consultant of a fiduciary responsibility owing to the Company; (iii) Consultant's failure to perform the Services after written notice of such failure and failure to cure within five (5) days; or (iv) a breach by Consultant of Paragraph 12 of this Agreement, the Employee Confidentiality and Invention Agreement dated as of December 15, 2014 between Consultant and the Company, or Section 7 (as amended) of the Amended and Restated Employment Agreement between the Parties dated as of December 15, 2015.

(c)
For purposes of this Agreement, Consultant shall be deemed to be under a "disability (i) if Consultant and the Company agree that Consultant is disabled, or (ii) in the event that Consultant shall be unable to or shall fail to render and perform services under this Agreement for a total of fifteen (15) days during the Term.

2.
Services.  Consultant shall provide such services to the Company as may be required by the Company from time to time (the "Services"), including, but not limited to: (a) providing the Company, its Board of Directors and its Chief Executive Officer with assistance and information necessary to the transition of Chief Executive Officer and other management job responsibilities; (b) providing assistance to and cooperation with the Company in locating information or data, providing other known information, and transitioning business relationships; and (c) performing work on special projects identified by the Company's Chief Executive Officer.
3.
Relationship of the Parties. It is understood and agreed that all Services that Consultant performs for the Company shall be as an independent contractor and not as an employee.  Nothing herein shall be deemed to create an employer-employee relationship between the Company and Consultant.

4.
Payment.  During the Term, the Company shall pay Consultant a monthly fee in the amount of Twelve Thousand Five Hundred Dollars ($12,500.00).  The Company shall pay the monthly fee owing to Consultant under this Agreement in accordance with the Company's standard accounts payable practices and procedures.

5.
Benefits. Consultant shall not be eligible for any Company-paid benefits pursuant to this Agreement, including, but not limited to, medical, disability or other insurance, vacation, holiday or sick pay, or any other compensation or consideration commonly known as fringe benefits.

6.
Expenses.  The Company shall reimburse Consultant for the reasonable and necessary out-of-pocket business expenses incurred by Consultant for or on behalf of the Company in furtherance of the performance of the Services in accordance with the Company's then-existing policies relating to expense reimbursement, subject in all cases to the Company's requirements with respect to reporting and documentation of such expenses.

7.
Location.  Consultant will not be required to perform Services for the Company as set forth in this Agreement at the Company's workplace.  Consultant may perform Services pursuant to this Agreement anywhere else that Consultant desires, including Consultant's own office.

8.
Timing and Days of Work. The Company will not establish hours or days of work for Consultant; provided, however, that Consultant shall perform Services for the equivalent of a minimum of two (2) days per week during the Term.

9.	Authority. Consultant has no authority to bind, obligate or contract on behalf of the Company.
10.
Status of Work. Consultant is neither required to submit regular reports to the Company nor to attend the Company's general employee meetings.  However, Consultant shall keep the Company informed of the status of Consultant's performance of Services and provide the deliverables associated with the Services in a timely manner.

11.
Taxes. Consultant acknowledges that Consultant will not be treated as an employee of the Company for purposes of employment taxes, federal and state income tax withholding, social security taxes, city and county taxes, employee benefit provisions, workers' compensation and state and federal unemployment compensation.  Consultant is solely responsible for the payment of federal self-employment and all other federal, state and local taxes and agrees to defend, indemnify and hold harmless the Company for

Consultant's nonpayment of such taxes on a timely basis.  The Company will issue to Consultant an IRS Form 1099 as required by law.
12.
Non-Exclusive Service. During the Term, Consultant is generally free to provide services to any other person or entity, provided that: (a) such work does not interfere with Consultant's performance of Services for the Company, (b) Consultant abides by the provisions of this Agreement relating to Confidential Information, and (c) Consultant abides by the provisions of Section 7 (as amended) of the Amended and Restated Employment Agreement between the Parties dated as of December 15, 2015.

13.	Confidential Information.
(a)
"Confidential Information" shall mean any information not generally known outside the Company.  Confidential Information is sometimes referred to as proprietary information or trade secrets.  Examples of Confidential Information include without limitation: trade secrets; technical and non-technical business knowledge; technology; the business methods, systems or practices (including pricing policies and process for products and services) used by the Company; sales and marketing, competitive and logistical information; financial records, the names of customers, prospective customers, suppliers, vendors, creditors or other parties with which the Company has or proposes to have business dealings, the nature of the relationship with such persons or entities, or any other information relating to such persons or entities or the Company's dealings with such persons or entities; computer software used by the Company or provided to its customers; and other information relating to the business of the Company that is not known to the general public.

(b)	During the Term and at all times thereafter, unless authorized in writing by the Company, Consultant will not:
(i)	use any Confidential information for any purpose other than to perform the Services;
(ii)	use for Consultant's benefit or advantage the Confidential Information or for the benefit of any third party or in any way that would be detrimental to the Company; or
(iii)	disclose or cause to be disclosed the Confidential Information or authorize or permit such disclosure of the Confidential Information to any third party.
(c)
Consultant will surrender to the Company at any time upon request, and at the conclusion of the Term, all written or otherwise tangible documentation representing or embodying Confidential Information, in whatever form, whether or not copyrighted or patented, and any copies or imitations of the Confidential Information, whether or not made by Consultant, including without limitation all notes, computer software and data files, documents, books, records, data compilations, and other written materials obtained during the Term, and all copies thereof, including electronic media containing any of those items.
(d)
Consultant shall promptly and fully disclose to the Company, with all necessary detail, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written by Consultant (whether or not at the request or upon the suggestion of the Company, solely or jointly with others), during the Term that: (i) result from, arise out of, or relate to any work, project, assignment or task performed by Consultant on behalf of the Company, whether undertaken voluntarily or assigned to Consultant by the Company; (i) were developed using the Company's resources; (iii) result from Consultant's use or knowledge of the Company's Confidential Information; or (iv) relate to the Company's business or any of the products or services being developed, manufactured or sold by the Company or that may be used in relation therewith (collectively referred to as "Inventions").  Consultant hereby acknowledges that all original works of authorship that are made by Consultant (solely or jointly with others) within the above terms and that are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act, including but not limited to blog posts and other marketing materials.  Consultant understands and hereby agrees that the decision whether or not to commercialize or market any Invention developed by Consultant solely or jointly with others is within the Company's sole discretion and for the Company's sole benefit and that no royalty shall be due to Consultant as a result of the Company's efforts to commercialize or market any such Invention.

(e)
Consultant hereby assigns and transfers to the Company all of Consultant's right, title and interest in and to the Inventions, and Consultant further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Inventions, and to sign, acknowledge and deliver all such further papers, including applications for and assignments of copyrights and patents, and all renewals thereof, as may be necessary to obtain copyrights and patents for any Inventions in any and all countries and to vest title thereto in the Company and its successors and assigns and to otherwise protect the Company's interests therein.  Consultant shall not charge the Company for time spent in complying with these obligations.  Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant's agent and attorney in fact, to act for and in Consultant's behalf and stead to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Consultant.

(f)
The Consultant acknowledges that compliance with this Agreement is necessary to protect the goodwill and other proprietary interests of the Company and that the Consultant has been and will be entrusted with highly confidential information regarding the Company and its products and is conversant with the Company's affairs, its trade secrets and other proprietary information.  The Consultant acknowledges that a breach of this Agreement will result in irreparable and continuing damage to the Company and its business, for which there will be no adequate remedy at law.  The Consultant further agrees that in the event of any breach of this Agreement, the Company and its successors and assigns shall be entitled to injunctive relief and to such other and further relief, including damages, as may be proper.
(g)
Consultant acknowledges that the Defend Trade Secrets Act of 2016 (the "Act") provides that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that:  (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Consultant further acknowledges that the Act provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual:  (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

14.
Workers' Compensation. Consultant shall not be eligible for workers' compensation insurance from the Company and shall be solely responsible for any injuries or damages that Consultant may sustain in the course of performing Services pursuant to this Agreement.

15.
Indemnification. The Company agrees to indemnify and hold harmless Consultant with respect to any claim made, or action, suit or proceeding instituted against Consultant, that is based upon or arises out of the Services performed by the Consultant in accordance with the terms and provisions of this Agreement to the extent that consultants to the Company may be indemnified under the By-laws of the Company, except if such claim, action or proceeding arises from the fault or negligence of Consultant or from the Consultant's failure to comply with any term or provision of this Agreement.  Consultant shall defend, indemnify and hold harmless the Company from any and all liability, damages, suits and losses, including attorneys' fees, arising out of Consultant's performance under this Agreement, including but not limited to (a) any breach by Consultant of any term, condition or obligation under this Agreement, or (b) Consultant's gross negligence or willful misconduct.  The Company shall have the right to offset against any fees due to Consultant for any claims, losses, liabilities, expenses, fees or other disbursement incurred by the Company pursuant to this paragraph. Each Party shall provide the other Party with prompt notice of any claim for which indemnification will be sought and shall cooperate with the other Party in the investigation and defense of such claim.

16.
Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs and successors.  The Company may assign this Agreement to any person or entity, including, but not limited to, any successor, parent, subsidiary or affiliated entity of the Company.  The Company also may assign this Agreement in connection with any sale or merger (whether a sale or merger of stock or assets or otherwise) of the Company or the business of the Company.  Consultant expressly consents to the assignment of the commitments, restrictions and undertakings set forth in this Agreement to any new owner of the Company's business or purchaser of the Company.  Consultant may not assign, pledge, or encumber its interest in this Agreement, or any part thereof, without the written consent of the Company.

17.
Waiver; Severability.  A waiver by either Party of any provision or condition of this Agreement shall not be construed or deemed to be a waiver of any other provision or condition of this Agreement, or a waiver of a subsequent breach of the same provision or condition, unless such waiver is so expressed in writing and signed by the Party to be bound.  If any provision of this Agreement is determined to be invalid under applicable law and regulations by a court of competent jurisdiction, such provisions shall be inapplicable and deemed omitted to the extent of such invalidity without impairing the validity of the remaining provisions of this Agreement.

18.
Entire Agreement. This Agreement constitutes the entire agreement between the Parties, supersedes all prior and contemporaneous agreements or understandings, oral or written, between the Parties, and may be modified only by a writing signed by both Parties; provided, however, that this Agreement does not supersede or otherwise modify (a) the Amended and Restated Employment Agreement between the Parties dated as of December 15, 2015, or (b) the Release.

19.
Survival of Representations, Warranties and Covenants.  The provisions of this Agreement that by their terms are intended to endure beyond the term of this Agreement shall survive the termination of this Agreement.

20.	Governing Law and Venue. This Agreement shall be construed and enforced under the substantive laws of the Commonwealth of Pennsylvania, without reference to its conflict of laws principles.
21.          Counterparts; Electronic Transmission.  This Agreement may be executed by the Parties on separate counterparts, both of which shall be an original and both of which together shall constitute one and the same agreement.  A facsimile or electronic transmission of a scanned copy of a signed counterpart signature page hereto shall be deemed to be an originally executed copy for purposes of this Agreement.

[signature page follows]

IN WITNESS HEREOF, the Parties have executed this Agreement on the day and year first above written, intending to be legally bound.

MICHAEL R. STEWART	STRATA SKIN SCIENCES, INC.
/s/ Michael R. Stewart	/s/ Jeffrey F. O'Donnell, Sr.
Michael R. Stewart	By: Jeffrey F. O'Donnell, Sr.
Title: Chairman of the Board